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                                                                     Exhibit 8.1

                                March 25, 1999





(202) 955-8500                                                    C 58129-00058

Marriott International, Inc.
One Marriott Drive, Dept. 52/923.23
Washington, D.C. 20058

     Re: Exchange of 6 5/8% Series A Notes Due 2003 and 6 7/8% Series B Notes Due 2005

Ladies and Gentlemen:

     We have acted as special counsel for Marriott International, Inc., a Delaware corporation (the "Company"), in connection with the issuance by the Company of its 6 5/8% Series A Notes Due 2003 and of its 6 7/8% Series B Notes Due 2005 (collectively, the "Exchange Notes") in exchange for any and all of its 6 5/8% Series A Notes Due 2003 and any and all of its 6 7/8% Series B Notes Due 2005, respectively (collectively, the "Old Notes"). The terms of the Old Notes and the Exchange Notes are described in the Prospectus of even date herewith (the "Prospectus") and the operative documents described therein. The terms of the Offering, which are set forth in the Prospectus, are incorporated herein by reference.

     In formulating our opinion as to the matters certified, we have examined such documents as we have deemed appropriate, including the Prospectus, and we have made such other legal and factual examinations as we have deemed necessary or appropriate for purposes of this opinion. Our opinion relates only to the federal income tax laws of the United States, and we express no opinion with respect to other federal laws or with respect to the laws of any other jurisdiction. No opinion is expressed on any matters other than those specifically referred to herein.

     Based upon the terms of the Offering, as set forth in the Prospectus, we hereby confirm our opinion in the Prospectus described under the caption "Certain Federal Income Tax Considerations".

     This opinion is based on current provisions of the United States Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder (including proposed Treasury Regulations), published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Any variation or difference in the facts from those set forth in the Prospectus or the operative documents described therein may affect the conclusions stated herein.

     We hereby consent to the use of our name and opinion under the captions "Certain Federal Income Tax Considerations" and "Legal Matters".

                                    Very Truly Yours,


                                    GIBSON, DUNN & CRUTCHER LLP